Valkyrie Bitcoin Fund POS EX

Exhibit 3.3

First Amendment to the First Amended and Restated
Trust Agreement

This First Amendment (this “Amendment”) to the First Amended and Restated Trust Agreement of Valkyrie Bitcoin Fund (the “Trust”), dated as of December 28, 2023 (as heretofore amended, restated, modified and/or supplemented from time to time, the “Trust Agreement”), by and among Valkyrie Digital Assets LLC, a Delaware limited liability company (the “Sponsor”), Delaware Trust Company, a Delaware corporation, as trustee, and the Shareholders from time to time thereunder is made and entered into as of March 15, 2024. All capitalized terms used, but not defined herein, shall have the respective meanings ascribed to them in the Trust Agreement.

Recitals

Whereas, the Sponsor has determined that it is advisable and in the best interest of the Trust to amend the Trust Agreement to contemplate the appointment of a co-sponsor (the “Co-Sponsor”) to assist the Sponsor in an advisory capacity and to succeed the Sponsor as sponsor of the Trust in the event of the Sponsor’s withdrawal; and

Whereas, the Sponsor intends to appoint CoinShares Co., a Delaware corporation, to the role of Co-Sponsor immediately following the effectiveness of this Amendment.

Now, Therefore, in consideration of the mutual promises and agreements made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Agreements

1.       Definitions. Section 1.1 is hereby amended by adding the following definitions in the appropriate alphabetical location:

“Co-Sponsor” means CoinShares Co., a Delaware corporation, or any other Person or Persons from time to time engaged to provide advisory and consulting services to the Trust.

“Co-Sponsor Agreement” means that certain Co-Sponsor Agreement by and between the Sponsor, the Trust and the Co-Sponsor, dated as of March 15, 2024, as may be amended from time to time.

2.       Authority of the Sponsor. Paragraphs (m) through (n) of Section 6.2 of the Trust Agreement are hereby amended as follows (with additions shown as bolded and underlined and deletions as strikethrough to facilitate reading where necessary, which formatting and deleted language shall not be part of the amended Trust Agreement):

(m) Interact with the Depository as required; ~~and~~

(n) To appoint a Co-Sponsor to provide advisory and consultation services to the Trust and to serve as successor Sponsor pursuant to Section 6.9, provided that any compensation of the Co-Sponsor shall be the responsibility of the Sponsor and not the Trust and the Co-Sponsor shall have no power or authority to act on behalf of the Trust, and the Sponsor may not delegate such authority to the Co-Sponsor, until such time as the Co-Sponsor becomes the successor Sponsor pursuant to Section 6.9; and

~~(n)~~ (o) In general, but subject to Section 1.5 and Section 6.4 of this Trust Agreement, to do everything necessary, suitable or proper for the accomplishment of any purpose or the furtherance of any power herein set forth, either alone or in association with others, and to do every other act or thing incidental or appurtenant to, or growing out of or connected with, the aforesaid purposes or powers.

3.       Voluntary Withdrawal of the Sponsor. Section 6.9 of the Trust Agreement is hereby amended as follows (with additions shown as bolded and underlined and deletions as strikethrough to facilitate reading where necessary, which formatting and deleted language shall not be part of the amended Trust Agreement):

The Sponsor may withdraw voluntarily as the Sponsor of the Trust only upon ~~one hundred and twenty (120)~~ sixty (60) days’ prior written notice to all Shareholders and the Trustee. If the Co-Sponsor Agreement is effective at the effective time of the Sponsor’s withdrawal, then upon the effectiveness of such withdrawal the Co-Sponsor shall automatically and without further action by the Sponsor, Trustee or the Shareholders become the successor Sponsor and shall have all the powers, rights, duties and obligations of the Sponsor under this Agreement. If the withdrawing Sponsor is the last remaining Sponsor and no Co-Sponsor has been engaged by the Trust at the effective time of the Sponsor’s withdrawal, the Shareholders holding Shares equal to at least a majority (over 50%) of the Shares may vote to elect and appoint, effective as of a date on or prior to the withdrawal, a successor Sponsor who shall carry on the affairs of the Trust. If the Sponsor withdraws and a successor Sponsor is named, the withdrawing Sponsor shall pay all expenses as a result of its withdrawal.

4. Liability to the Trustee. Section 2.6(e) of the Trust Agreement is hereby amended as follows (with additions shown as bolded and underlined) and deletions as strikethrough to facilitate reading where necessary, which formatting and deleted language shall not be part of the amended Trust Agreement):

The Trustee shall not have any liability for the acts or omissions of the Sponsor, the Transfer Agent, the Prime Broker, the Cash Custodian, the Custodian, ~~or~~ their respective delegates or any other Person;

5. Miscellaneous.

(a)       This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

(b)       Except as modified herein, the Trust Agreement shall remain in full force and effect and the parties hereto confirm and ratify the same.

(c)       This Amendment shall be binding upon and inure to the benefit of the Sponsor, the Trustee, the Shareholders and their respective legal representatives, heirs, successors, and assigns.

[Signature Page Follows]

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In Witness Whereof, the undersigned have executed this Amendment as of the date first written above.

Sponsor

Valkyrie Digital Assets LLC

By:	/s/ Leah Wald
Name:	Leah Wald
Title:	CEO

Trustee

Delaware Trust Company

By:	/s/ Gregory Daniels
Name:	Gregory Daniels
Title:	Vice President

Acknowledged:

Co-Sponsor

CoinShares Co.

By:	/s/ Jared Denmark
Name:	Jared Denmark
Title:	Director